Exhibit 16.1

July 18, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Gaming Partners International Corporation’s Form 8-K dated July 12, 2006, and have the following comments:

1.                  We agree with the statements made in paragraphs 1 through 5.

2.                  We have no basis on which to agree or disagree with the statements made in paragraph 6.

Yours truly,

/s/

Deloitte & Touche LLP